Exhibit 3.1

ROSS MILLER	Filed in the office Of	Document Number
Secretary of State		20130359680-07
204 North Carson Street, Suite 1		Filing Date and Time
Carlson City, Nevada 89701-4520	Ross Miller	05/30/2013 10:50 AM
(775) 684-5708	Secretary of State	Entity Number
Website: www.nvsos.gov	State of Nevada	E0889322006-1

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Xodtec LED, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

To increase the authorized common stock to 400,000,000 shares by replacing clause (a)(ii) of Article THIRD with the following; “400,000,000 shares shall be designated as common stock and shall have a par value of S0.001 per share”;

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 146,265,531 shares of common stock and 5,000,000 shares of series A convertible preferred stock

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

Signature of Officer

*If any proposed amendment would after or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on  the voting power thereof.

IMORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees	Nevada Secretary of State Amend Profit-After Revised 8-31-11